CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Annuity Portfolios of our reports dated February 18, 2020, relating to the financial statements and financial highlights, which appear in Schwab VIT Balanced Portfolio, Schwab VIT Balanced with Growth Portfolio, Schwab VIT Growth Portfolio, Schwab Government Money Market Portfolio and Schwab S&P500 Index Portfolio’s Annual Reports on Form N-CSR for the year ended December 31, 2019.  We also consent to the references to us under the headings "Independent Registered Public Accounting Firm," "Portfolio Holdings Disclosure" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 24, 2020